Exhibit 3.49

RESTATED CERTIFICATE OF INCORPORATION

OF

CORAM SPECIALTY INFUSION SERVICES, INC.

Coram Specialty Infusion Services, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Coram Specialty Infusion Services, Inc. The Corporation was incorporated under the name “Center Acquisition No. 14, Inc.” The original Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of Delaware on October 18, 1988.

2. Pursuant to Section 245 of the General Corporation Law of Delaware, this Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Certificate of Incorporation.

3. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4. The terms and provisions of this Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the General Corporation Law of Delaware.

5. The text of the Certificate of Incorporation is hereby restated to read in its entirety as follows:

FIRST: The name of the corporation is: Coram Specialty Infusion Services, Inc.

SECOND: The address of the registered office of Coram Specialty Infusion Services, Inc. (hereinafter, the “Corporation”) in the state of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is Five Hundred (500) shares of common stock, $0.01 par value per share (the “Common Stock”).

FIFTH: The existence of the Corporation shall be perpetual.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws.

2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders.

SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article Ninth.

TENTH: Pursuant to Section 211(e) of the General Corporation Law of Delaware, the Directors of the Corporation shall not be required to be elected by written ballots.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed this July 1, 2010.

By:	/s/ Robert T. Allen
Name:	Robert T. Allen
Title:	President, Chief Financial Officer and Treasurer

[Coram Specialty Infusion Services, Inc.]

3